Exhibit 99.1

              AMERIGROUP CORPORATION EARNS $0.29 PER DILUTED SHARE
                                IN SECOND QUARTER

                      FULL-YEAR EARNINGS GUIDANCE INCREASED

    VIRGINIA BEACH, Va., July 26 /PRNewswire-FirstCall/ -- AMERIGROUP Corporation (NYSE: AGP) today announced that net income for the second quarter of 2006 was $15,280,000, or $0.29 per diluted share, compared with net income of $22,548,000, or $0.43 per diluted share, for the second quarter of 2005. For the six months ended June 30, 2006, net income increased 22.3 percent to $52,558,000, or $1.00 per diluted share, including the prior period amounts recorded in the first quarter, compared with $42,991,000, or $0.81 per diluted share for the six months ended June 30, 2005.

    Total revenues for the second quarter of 2006 increased 13.8 percent to $642,442,000 compared with $564,722,000 for the second quarter of 2005, resulting from 12.9 percent organic premium revenue growth. For the six months ended June 30, 2006, revenues increased 17.3 percent to $1,316,318,000 from $1,122,234,000 for the six months ended June 30, 2005, reflecting 16.6 percent organic premium revenue growth. Sequentially, total revenue declined 4.7 percent primarily due to the decline in premium revenue recognized for the Special Needs Program, or SNP, members.

    Membership increased 9.9 percent, or 106,000 members, to 1,176,000 at quarter end, as compared with 1,070,000 members at June 30, 2005. Sequentially, membership increased 7.0 percent, or 77,000 members, from the first quarter of 2006.

    The State of Tennessee announced today that AMERIGROUP's wholly-owned Tennessee subsidiary was selected as one of two successful bidders for the Middle Tennessee Region to begin offering managed care services to approximately 340,000 TennCare members commencing April 1, 2007. Two companies were selected from among six bidders for a full-risk model in the restructured TennCare Medicaid program. Additional details on Tennessee are included in a separate press release issued today entitled "Tennessee Selects AMERIGROUP To Participate in New State Medicaid Program." The Company expects to sign a contract next month with the State.

    Highlights for the second quarter of 2006 include:

    * Successful launch into Atlanta, Georgia, serving 90,000 members as of June 30;

    * Organic premium revenue increased 12.9 percent compared with the prior year;

    * Health benefits ratio of 83.4 percent of premium revenues;

    * Days in claims payable of 56, consistent with the previous quarter excluding the prior period development;

    * Unregulated cash and investments of $197,680,000, which reflects an increase of 5.3 percent versus the previous quarter; and

    * Cash flow from operations of $121,315,000 for the six months ended June 30, 2006.

    "Our results this quarter demonstrate real, measurable progress in our ongoing effort to make AMERIGROUP stronger than ever," said Jeffrey L. McWaters, Chairman and CEO of AMERIGROUP Corporation. "We have said that 2006 is a year of investing in people, processes and systems. Our investments are now bearing fruit, helping us improve our operating metrics. However, our work is not complete.

    "We are pleased with the results of our operational improvements and our success in obtaining actuarially sound premium rate increases. For these reasons, together with the continued moderation of medical cost trend, we have increased our outlook for 2006, which does not include the recent announcement of our win in Tennessee."

    Health Benefits

    The health benefits ratio as a percent of premium revenues was 83.4 percent for the second quarter of 2006 versus 82.6 percent for the second quarter of 2005. Sequentially, the health benefits ratio improved 150 basis points when compared to 84.9 percent in the first quarter of 2006, excluding the prior period amounts recorded in that period.

    Selling, General and Administrative Expenses

    The selling, general and administrative expense ratio was 13.0 percent of total revenues for the second quarter of 2006 versus 10.2 percent in the second quarter of 2005. The Company continues its focus on investing in people, processes and systems. Accordingly, increased selling, general and administrative expenses relate primarily to salary and benefits as well as costs associated with our operational improvement activities, technology- related initiatives and premium taxes.

    Balance Sheet and Cash Flow Highlights

    Cash and investments at June 30, 2006, totaled $754,996,000, of which $197,680,000 was unregulated. Medical claims liabilities totaled $322,980,000, representing 56 days in claims payable which is comparable to the previous quarter, excluding the prior period development recorded in the first quarter of 2006.

    Cash flow provided by operations totaled $121,315,000 for the six months ended June 30, 2006, compared to net cash flow used in operating activities of $14,186,000 for the same period in the prior year. The key drivers of the change between the two periods relate to the increase in net income, together with the increases in cash flows from the changes in premium receivables, unearned revenue and accrued expenses offset by decreases in cash flows from the changes in deferred taxes and claims payable.

    Outlook

    The Company has increased and narrowed the range for its 2006 annual estimates for earnings per diluted share to $1.63 to $1.68, which compares to previously issued earnings per diluted share estimates of $1.45 to $1.55. Excluding the first quarter prior period amounts, the revised estimates for earnings per diluted share have been increased to $1.17 to $1.22 from $0.99 to $1.09.

    The revised estimates exclude the impact relating to our potential entrance into the Tennessee market and are based on the following assumptions, among others:

    * The timing of our continued expansion into the States of Georgia and Ohio and the assumption that other new products and markets operate at expected levels;

    * Organic premium revenue growth is expected in the range of 20.0 to 22.0 percent;

    * Annualized weighted-average rate increases of approximately 5.7 percent versus the previous estimate of approximately 4.5 percent, are incorporated into our guidance based on the anticipated effective dates;

    * Health benefits ratio of less than 84.0 percent of premium revenues for the full year, reflecting an improvement of 100 basis points over the previous estimate of less than 85.0 percent, excluding the impact from the favorable first quarter prior period amounts and including the impact of new products and markets. Medical cost trend for 2006 continues to moderate from the expected 6.0 percent level to an estimated 5.6 percent;

    * Selling, general and administrative expense ratio of approximately 12.5 percent of total revenues versus the previous estimate of less than 12.0 percent. The increase is primarily attributed to salary and benefits as well as an increase in costs associated with our operational improvement activities and technology-related initiatives as the Company continues to focus on people, processes and systems;

    * Compensation expense due to the adoption of SFAS 123(R) increased slightly to $0.10 per diluted share for the year;

    * Income tax rate of approximately 39.5 percent; and

    * Fully diluted shares outstanding of approximately 53,800,000.

    AMERIGROUP senior management will discuss the Company's second quarter results on a conference call, Thursday, July 27th at 9:30 a.m. Eastern Time. The conference call can be accessed by dialing 800-289-0743 (domestic) or 913-981-5546 (international) and providing passcode 5594541 approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and providing passcode 5594541. The replay will be available beginning Thursday, July 27th at 12:30 p.m. Eastern Time until Thursday, August 3rd at 11:59 p.m. Eastern Time. The conference call will also be available through the investors' page of the Company's Web site, http://www.amerigroupcorp.com, or through http://www.earnings.com. A replay of the webcast will also be available at the sites listed above for 30 days, beginning approximately two hours following the conclusion of the live broadcast.

    AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed health services for the public sector. Through its subsidiaries, AMERIGROUP serves approximately 1.2 million people in the District of Columbia, Florida, Georgia, Illinois, Maryland, New Jersey, New York, Ohio, Texas and Virginia. For more information, visit http://www.amerigroupcorp.com.

    This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain "forward-looking" statements, including statements related to expected 2006 performance such as membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations of our successful implementation of operational improvements and expectations on the effective date and successful integration of any new markets or products as well as expansions and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the Company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

    Investors should also refer to our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 1, 2006, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

    CONTACTS
    Investors:  Julie Loftus Trudell     News Media: Kent Jenkins Jr.
    Senior Vice President,               Senior Vice President,
     Investor Relations                   Communications
    AMERIGROUP Corporation               AMERIGROUP Corporation
    (757) 321-3597                       (757) 518-3671

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                  (dollars in thousands, except per share data)

                                          Three months ended             Six months ended
                                               June 30,                      June 30,
                                      ---------------------------   ---------------------------
                                          2006           2005           2006           2005
                                      ------------   ------------   ------------   ------------
Revenues:
Premium                               $    633,340   $    560,731   $  1,299,498   $  1,114,619
Investment income and other                  9,102          3,991         16,820          7,615
    Total revenues                         642,442        564,722      1,316,318      1,122,234
Expenses:
    Health benefits                        527,945        463,071      1,053,411        917,475
    Selling, general and
     administrative                         83,514         57,745        162,738        119,786
    Depreciation and
     amortization                            6,429          6,661         13,181         13,752
Interest                                       124            160            240            320
    Total expenses                         618,012        527,637      1,229,570      1,051,333
    Income before income taxes              24,430         37,085         86,748         70,901
Income tax expense                           9,150         14,537         34,190         27,910
    Net income                        $     15,280   $     22,548   $     52,558   $     42,991

Diluted net income per share          $       0.29   $       0.43   $       1.00   $       0.81

Weighted average number of
 common shares and dilutive
 potential common shares
 outstanding                            52,995,812     53,053,949     52,796,787     53,006,836

    The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

                                          Three months ended             Six months ended
                                               June 30,                      June 30,
                                      ---------------------------   ---------------------------
                                          2006           2005           2006           2005
                                      ------------   ------------   ------------   ------------
Premium revenue                               98.6%          99.3%          98.7%          99.3%
Investment income and other                    1.4            0.7            1.3            0.7
Total revenues                               100.0%         100.0%         100.0%         100.0%
Health benefits (1)                           83.4%          82.6%          81.1%          82.3%
Selling, general and
 administrative expenses                      13.0%          10.2%          12.4%          10.7%
Income before income taxes                     3.8%           6.6%           6.6%           6.3%
Net income                                     2.4%           4.0%           4.0%           3.8%

(1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

    The following table sets forth the approximate number of our members we served in each state as of June 30, 2006 and 2005. Since we receive two premiums for members that are in both the AMERIVANTAGE and AMERIPLUS product, these members have been counted twice in the State of Texas.

                                               June 30,
                                      ---------------------------
                                          2006           2005
                                      ------------   ------------
Texas                                      380,000        401,000
Florida                                    204,000        218,000
Maryland                                   142,000        134,000
New York                                   129,000        125,000
New Jersey                                 105,000        109,000
Georgia                                     90,000              -
District of Columbia                        41,000         41,000
Illinois (2)                                37,000         42,000
Ohio                                        27,000              -
Virginia                                    21,000              -
    Total                                1,176,000      1,070,000

(2) Our contract with the State of Illinois expires on July 31, 2006 and the Company has not renewed it.

    The following table sets forth the approximate number of our members in each of our products as of June 30, 2006 and 2005. SNP members are counted in both the AMERIVANTAGE and AMERIPLUS products when we receive two premiums for those members.

                                               June 30,
                                      ---------------------------
             Product                      2006          2005
-----------------------------------   ------------   ------------
AMERICAID (Medicaid -- TANF)               820,000        753,000
AMERIKIDS (SCHIP)                          218,000        194,000
AMERIPLUS (Medicaid -- SSI)                 89,000         84,000
AMERIFAM (FamilyCare)                       43,000         39,000
AMERIVANTAGE (SNP)                           6,000              -
Total                                    1,176,000      1,070,000

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                       June 30,     December 31,
                                                         2006           2005
                                                     ------------   ------------
                                                           (in thousands)
                         Assets
Current assets:
  Cash and cash equivalents                          $    241,338   $    272,169
  Short-term investments                                  250,919        130,054
  Premium receivables                                      56,190         76,142
  Deferred income taxes                                    16,935         11,972
  Prepaid expenses, provider receivables
   and other                                               42,015         37,792
    Total current assets                                  607,397        528,129

Property, equipment and software, net                      66,382         61,664
Goodwill and other intangible assets, net                 252,456        255,115
Long-term investments, including investments
 on deposit for licensure                                 262,739        241,540
Other long-term assets                                      7,008          7,140
                                                     $  1,195,982   $  1,093,588

      Liabilities and Stockholders' Equity
Current liabilities:
  Claims payable                                     $    322,980   $    348,679
  Unearned revenue                                         70,826         32,598
  Accounts payable                                          3,836          7,243
  Accrued expenses, capital leases and other               79,449         46,350
    Total current liabilities                             477,091        434,870

Deferred income taxes, capital leases
 and other long-term liabilities                           14,932         17,164
    Total liabilities                                     492,023        452,034

Stockholders' equity:
  Common stock, $.01 par value                                520            516
  Additional paid-in capital                              381,448        371,744
  Retained earnings                                       321,991        269,294
    Total stockholders' equity                            703,959        641,554
                                                     $  1,195,982   $  1,093,588

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          Six months ended
                                                              June 30,
                                                     ---------------------------
                                                         2006           2005
                                                     ------------   ------------
                                                           (in thousands)
Cash flows from operating activities:
  Net income                                         $     52,558   $     42,991
  Adjustments to reconcile net income to
   net cash provided by (used in) operating
   activities:
     Depreciation and amortization                         13,181         13,752
     Gain on disposal of property, equipment
      and software                                           (101)             -
     Deferred tax (benefit) expense                        (6,598)         2,334
     Compensation expense related to
      share-based payments                                  4,144              -
     Tax benefit related to exercise of
      stock options                                             -          7,405
     Changes in assets and liabilities
      increasing (decreasing) cash flows
      from operations:
       Premium receivables                                 19,952        (20,468)
       Prepaid expenses, provider receivables
        and other current assets                            3,640         (1,406)
       Other assets                                          (122)        (3,815)
       Claims payable                                     (25,699)        (7,530)
       Unearned revenue                                    38,228        (27,422)
       Accounts payable, accrued expenses
        and other current liabilities, net                 22,345        (19,285)
       Other long-term liabilities                           (213)          (742)
         Net cash provided by (used in)
          operating activities                            121,315        (14,186)

Cash flows from investing activities:
  (Purchase of) proceeds from sale of
   investments, net                                      (132,724)        94,591
  Purchase of investments on deposit for
   licensure, net                                          (9,201)        (8,638)
  Purchase of property, equipment and software            (14,885)       (11,301)
  Stock acquisition, net of cash acquired                       -       (103,645)
         Net cash used in investing activities           (156,810)       (28,993)

Cash flows from financing activities:
  Payment of capital lease obligations                       (900)        (1,853)
  Payment of debt issuance costs                                -         (1,626)
  Proceeds from exercise of stock options
   and change in bank overdrafts, net                       4,187          8,917
  Tax benefit related to exercise of
   stock options                                            1,377              -
         Net cash provided by financing
          activities                                        4,664          5,438
Net decrease in cash and cash equivalents                 (30,831)       (37,741)
Cash and cash equivalents at beginning
 of period                                                272,169        227,130
Cash and cash equivalents at end of period           $    241,338   $    189,389

SOURCE  AMERIGROUP Corporation
    -0-                             07/26/2006
    /CONTACT: Investors: Julie Loftus Trudell, Senior Vice President, Investor Relations, +1-757-321-3597; or News Media: Kent Jenkins Jr., Senior Vice President, Communications, +1-757-518-3671, both of AMERIGROUP Corporation/
    /Web site:  http://www.amerigroupcorp.com /
    (AGP)